Exhibit 99.1

News release

QLT ANNOUNCES MERGER WITH AUXILIUM PHARMACEUTICALS, INC. TERMINATES

FOR SUPERIOR PROPOSAL

For Immediate Release	October 9, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) announces that it has been advised by Auxilium Pharmaceuticals, Inc. (“Auxilium”) that Auxilium’s board of directors has reviewed an offer from Endo International plc (“Endo”) to acquire all of the issued and outstanding shares of Auxilium (the “Endo Proposal”) and, after consulting with its financial advisors and outside legal counsel, has determined that the Endo Proposal is a superior proposal under the terms of the Agreement and Plan of Merger (the “Merger Agreement”) among QLT, Auxilium, QLT Holding Corp., and QLT Acquisition Corp., dated June 25, 2014. Accordingly, Auxilium has delivered a notice of termination of the Merger Agreement and has, in accordance with the Merger Agreement, agreed to concurrently pay to QLT a termination fee in the amount of US$28.4 million.

Jason Aryeh, the Chairman of the Board of Directors of QLT stated: “We are obviously disappointed that the merger with Auxilium did not complete. In light of this development, we will immediately re-engage in our assessment of all potential strategic options.”

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements relating to the review of all potential strategic options; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following risks, uncertainties and other factors: the effect that QLT’s announcements and actions will have on the market price of our securities; factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.